Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Susan K. Anderson – Analyst, B. Riley FBR, Inc.
Julie J. Kim – Analyst, Nomura Securities
Kate Fitzsimons – Analyst, RBC Capital Markets LLC
Janet J. Kloppenburg – Analyst, JJK Research
Marni Shapiro – Analyst, The Retail Tracker

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Chico’s Third Quarter 2017 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please also note today’s event is being recorded.

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communication. Please go ahead.

Julie Lorigan

Thank you, Rocco, and good morning, everyone. Welcome to Chico’s FAS third quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer. As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release.

And with that, I’ll turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Thank you, Julie, and good morning, everyone. Despite the significant disruption of our business due to the three hurricanes, our overall third quarter performance met our expectations. Our performance reflects the substantial progress we are making in executing our strategic initiatives and building a stronger, more profitable company for the long term.

As I approach my two-year anniversary at Chico’s FAS, I’d like to recap where we are in executing our turnaround plan. Specifically, we analyzed and diagnosed the problems across the company. We developed a corrective action plan around organizational structure, operating efficiencies, and product life cycle; we are close to completing the implementation of that plan; and now, we have identified opportunities for top line growth. In this last phase of our plan, we are focused on building a sustainable revenue stream as we go after those opportunities that are most impactful to the business.

A quick word on our team’s response to those hurricanes before I get to the business results. In Texas, Florida, and the Southeast, we were able to take steps ahead of the storms to protect our stores, and as a result, we’re able to get them reopened quickly. In anticipation of Irma, we watched as it tracked towards our headquarters in Fort Myers. We were able to maintain flow of product, customer support, and critical business processes by moving a team of resources to our distribution center in Winder, Georgia. I am proud of our team’s response to the storms and so thankful that those impacted remained safe.

Now turning to our third quarter results. We are continuing to see the benefit of our margin and cost initiatives, which contributed to a solid bottom line performance. As you saw, we reported earnings of $0.13 per share for the quarter, which included $0.04 per share of costs related to the above-mentioned storms. We are making important improvements across our brands, proactively addressing our customers’ needs, and we believe that our actions will deliver stronger top line performance as well.

Comparable sales for the third quarter were down 8.2%. Adjusted for an approximate $9 million sales impact due to severe weather, comparable sales declined 7.6%, which was in line with our expectations and a slight sequential improvement from the first half.

We implemented some controlled promotions to rightsize inventory following the hurricanes, and we still ended the quarter with an improvement in merchandise margin and with gross margin in line with our expectations. We are also pleased that there was a positive customer response to our new fall holiday merchandise deliveries particularly at Chico’s and Soma. In fact, post hurricane, both brands experienced a nice rebound in top line performance.

Diane Ellis, Chico’s Brand President, celebrated her one-year anniversary in October. This season, we have seen her influence over the entire assortment. While Diane and her team are in the early stages of revitalizing the brand, the operational and merchandise initiatives put in place last year are gaining traction.

In addition to these initiatives, the adjustments we previously made to the cadence of merchandise deliveries continued to show results. As you may recall, starting late in the second quarter, we moved from a four- to six-week floor set, including introducing small capsules of new merchandise throughout the quarter to keep the assortment looking fresh and updated.

During the quarter, full-price sell-through on new deliveries improved 400 basis points, and we saw a healthy increase in AUR as a result of significantly reduced discounting and the new cadence. Given both the cost benefits of this initiative as well as the positive customer response, we look forward to implementing the new floor set cadence at White House Black Market during the fourth quarter.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Further, we are making solid progress in expanding our special sizes to drive new customer acquisition and sale. Our plus-size assortment for Chico’s and White House Black Market came online in mid-October. Our customers are buzzing, and we are delighted to see the early positive reads.

In petite, we are pleased with new customer acquisition and increased sales across both Chico’s and White House Black Market in e-commerce and stores. We are nearing our petite store penetration goal with White House Black Market at 150, up from 58, and Chico’s at 160, up from 55, with a plan to end this year just shy of our goal of 300.

Petites overall added over $2 million in incremental business in the quarter and represents a healthy future growth driver. We look forward to updating you in the spring as we drive increased awareness and new customer acquisition through marketing efforts and our plan on plus and petite sizes.

Sales trends in our e-commerce business followed a similar pattern to stores in the quarter with traction in August giving way to a significant decline in traffic and sales in September. In addition to the hurricanes, we believe September e-commerce was impacted by a changing marketing strategy as we attempted to optimize ROI and reduce e-mail opt-outs. We course-corrected in September, returning to a more normalized practice, and saw a healthy rebound in sales in October.

Moving to our omni-channel foundation initiatives, in addition to our existing channels, we are making solid progress in developing alternative channels to fuel growth. Specifically, in early November, we went live with Chico’s outlet online, officially branded as chicosofftherack.com. This unique site will carry Chico’s brand merchandise that is exclusively made for our outlet division. We believe we can leverage this new channel to increase brand awareness and reach more customers.

Next, we have enhanced our locate tool where we ship merchandise from an in-store order directly to the customer either from our distribution center or from another store. Specifically, we have added actionable analytics that provide enhanced order and fulfillment visibility to our sales associate. As a result of these improvements, we have seen an increase of greater than 10% in our locate store orders as compared to last year’s third quarter. This tool creates a seamless customer experience and drives cost savings as well as improved inventory turns. We look forward to continuing to leverage this tool and improve the ease of use to quickly and efficiently satisfy the needs of our customers.

Lastly, and just in time for the holidays, we significantly improved access to our gift cards online. And for the first time, all stores will carry gift cards for each of our brands. In addition, we have placed our gift cards in over 10,000 drug and grocery stores across the country, including brand leaders Walgreens and CVS.

In terms of marketing, we are moving to increase digital across our brands and enhancing our targeted approach going forward. With the help of our data analytics team and over 20 years of customer-specific data, we are learning more than ever about what is important to our customers, and we are taking action.

Now, let me update you on our brands, starting with Chico’s. Since joining the company, Diane and her team have been working to realign Chico’s merchandise architecture. Our analysis showed that the brand had become too trend-driven and needed to be more weighted to the middle of the pyramid with fashion basics. The analysis has showed that the brand has been distorted to bottoms. These changes started to roll out this past quarter with more fashion basics, more newness and an increased proportion of tops with longer jackets and tunics.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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The best-performing categories in the quarter were woven tops and jackets. And while pants underperformed, this was due in large part to being up against the major launch of the Juliette pant last year. We also did not run television this quarter. Of note, our shift to digital marketing has proven more effective and more productive than TV and has had a positive impact on sales.

Looking ahead, we feel confident in our assortment this holiday, and we plan to optimize gift-giving including jewelry as an outfit maker, fashion accessories, reversible tops and tanks, and even Soma PJs in our Chico’s stores.

Moving to White House Black Market, brand performance did not meet our expectations this quarter. We have taken actions to address this and recently installed a new head of design who is now working with a more seasoned merchandise team, adding a fresh look to the brand. While we’ve been working to correct the assortment mix, we are seeing some improvement, particularly in dresses.

We continue to execute our action plan, which includes introducing a better flow of newness in our boutiques as we shift to our new product delivery calendar; continuing to refocus our assortments to increase penetration of workwear, black and white, and work-appropriate dresses; tempering our focus on casual merchandise; and as the pendulum has swung from casual dress to a more polished style, we believe White House Black Market is significantly and uniquely positioned for success as we turn and return to the heritage of our brand. We are focused on delivering improved merchandise assortment, and we have also implemented a more powerful customer contact strategy this holiday season and into spring.

For Soma, we did see a nice post-hurricane improvement in traffic and sales trend. As with Chico’s, we saw an improved customer response to our holiday floor set. Casual sleepwear, basic foundation bras and panties were our best performers this quarter. We underperformed in loungewear and in the Vanishing Back Balconet, which we launched as an extension of our highly successful Vanishing Back bra. Unfortunately, this particular bra was not differentiated enough to drive increased sales.

Mary van Praag, our new brand president, and her team are focused on merchandise improvements and enhancing our core franchise with an emphasis on solutions, which have always differentiated the brand and where Soma has historically excelled. These solutions include Vanishing Back bra, Vanishing Edge, and cool night sleepwear. PJ sets and separates will also be a focus particularly heading into the holiday season. We are working to make gift-giving easy with casual sleepwear emphasized in stores and online.

In conclusion, while we’re excited about the considerable progress we’ve made, we know that there’s more work to be done. We remain committed to driving our top line and executing on our initiatives. Specifically, we are executing on plans to improve our merchandise assortment across all our brands, exploit our omni-channel capabilities, manage our expenses, and identify new opportunities to build our customer base, and deliver profitable growth and value creation. Our team is focused on long-term growth and the success of this business, and we’re excited for what’s to come.

Now, let me turn the call over to Todd for some additional perspective on our financial results.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Thanks, Shelley, and good morning, everyone. Third quarter results were in line with our expectations despite the disruption of the hurricanes to our business. While this was an atypical quarter, we adjusted quickly, managed our inventories, and focused on initiatives to drive improved performance. As such, we successfully cleared through summer merchandise, which led to comparable sales consistent with our outlook and an improvement in merchandise margin leverage. We ended the quarter with clean on-hand inventory down 6% to last year. Total inventory declined 4.3%, excluding the impact of the change in shipping terms for a major vendor. While we did drive an increase in merchandise margin rate, overall gross margin deleveraged by 160 basis points due to occupancy costs.

Moving to SG&A expenses, with our continued focus on cost reduction and operating efficiency initiatives, we decreased SG&A expenses by $17 million or 9% compared to last year’s third quarter. The savings were across all SG&A categories. We appropriately managed store expenses, improved the efficiency of our marketing spend by 17%, and we continued to deliver meaningful savings in our headquarter costs. Our balance sheet remained strong, and we have ended the quarter with $186 million in cash and short-term investments and $72 million in debt.

Moving to our capital allocation, we repurchased 600,000 shares for $5 million and delivered $10.6 million to shareholders in the form of dividends. $138 million remains outstanding under our share repurchase authorization.

Third quarter capital expenditures totaled $12 million, mostly comprised of investments in existing stores and in technology projects. It’s important to note that our investments in existing stores is expected to be a core element of our ongoing capital expenditures. Year-to-date, we’ve reinvested in 54 locations through relocations, refreshes, and remodels, which we expect will elevate the brands and enhance the customer experience. Our boutiques enable associates to deliver our trademark, most amazing personal service, and remain an important complement to our digital presence in driving sales and loyalty. Our boutiques are very important to our customers, acting as a sales center, a distribution center, and a return center. In addition, the investments we’re making in technology are focused on the long-term growth of the business such as Chico’s off the rack online outlet and enhanced functionality and upgrades to our omni-channel foundation. For the year, we anticipate capital expenditures of approximately $45 million to $50 million.

In addition to our store rationalization plan, last year, we announced a range of initiatives that we expected to deliver $100 million to $110 million of savings. We are on track to deliver the target that we outlined 18 months ago. In fact, to-date, we have reduced expenses by greater than $100 million. We believe there is significant savings opportunities as we look ahead to fiscal 2018. In particular, we expect to continue to define merchandise margin opportunities through sourcing initiatives as well as SG&A savings.

One of our core principles is continuing to improve our operating efficiency. An outcome of that principle is that we believe strongly that cost savings are not a onetime event. Our objective and our intent is to leverage our shared service structure and our operating discipline, which provides the ability to serve our customers better and drive ongoing savings.

We’ll continue our focus on tightly managing inventory, and we’re planning receipts below sales in the fourth quarter. We have the flexibility with our open to buy model to selectively chase particular categories if customer demand increases. At our fiscal year-end, we expect total inventory will be approximately flat to last year due to the timing of receipts in the shifted calendar’s 53rd week.

For the quarter, we anticipate gross margin rate approximately flat to slightly up to last year. We also expect fourth quarter SG&A expenses to decrease compared to last year, largely offset by costs from the 53rd week. Importantly, while we had several notable wins in the quarter, and we’re

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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seeing signs of improvement in our business, we believe that it’s prudent to set expectations in line with the trend from our previous quarters and consistent with how we’re managing the business.

In conclusion, while we clearly had some successes and challenges in the quarter, we are executing to our strategic initiatives that we believe will strengthen the company and deliver profitable growth. We have strong free cash flow and a healthy balance sheet, and we are committed to delivering long-term enhanced shareholder value. We are taking actions managing the business for the long term.

Thank you. And with that, I’ll turn the call back over to Julie for Q&A.

Julie Lorigan

Thank you, Todd. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. Thanks. And now, I’ll turn the call back over to Rocco.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Today’s first question comes from Paul Trussell of Deutsche Bank. Please go ahead.

<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Hi. Good morning. This is Gabby Carbone on for Paul. Thanks for taking our question. So, we were just wondering if you could provide some additional color on your 4Q gross margin guidance. It sounds like you expect merchandise margins to completely offset occupancy deleverage, so any further color there would be great. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. Thanks, Gaby. So, overall, as we look at it, we are going into the fourth quarter clean on inventory. We’ve moved through our summer merchandise. We’re set up with our winter and late fall deliveries going forward and, really, we’re in a position to be able to increase our full price sales and decrease our clearance.

So, what that means is a good expansion in merchandise margin that we are expecting and, again, it’s really that entering the quarter clean on inventory and managing our overall inventories in line with sales that we expect to get us there.

<Q – Gaby Carbone – Deutsche Bank Securities, Inc.>: Okay. Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: And the next question today comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my question. I was wondering if you could give a little bit more color on how you feel about the product at White House and Chico’s. I think it was kind of going under transition and maybe you’re feeling a little bit better about it in the back half of this year, maybe just talk a little bit about how it’s resonating with the consumer.

<A – Shelley Broader – Chico’s FAS, Inc.>: Certainly. Hi. Thank you so much, Susan. I’ll start with Chico’s. As we talked about earlier, we’ve now come to a full cycle with new leadership at Chico’s, and really, under Diane’s leadership, the real new boss at Chico’s is the customer. And it’s just been intense focus on understanding, again, our customer.

And with our tremendous data, with more than 90% of our transactions going through our loyalty program, we can really understand what she’s responding to. And as we’ve changed some of our silhouettes, as we’ve lengthened our jackets and tunics, as we’ve changed to a more modest sleeve, we’ve started to see some exciting rebounding with that customer. We also have that addition of extended sizes now with petite and plus in more of our boutiques and online. And so, we’ve been very pleased with our customers’ response. And as we talked about particularly fall and holiday, we’ve got our new floor set cadence in place and we’ve seen the sell-through on our new products living longer at full price in our boutiques, which is also a terrific sign for us.

And at White House, the fashion pendulum is the fashion pendulum, and it swings mightily and it can knock you down in the meantime if you’re not watching out. And we’ve seen the change in women’s workwear wardrobe pretty dramatic over the last 10 to 12 months. There was a tremendous casualization of the workforce. There was a ripped jean and a boho blouse in offices all across America, and we’ve started to really see a much more formalized workwear with the

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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penetration of blazers and suiting and skirts starting to increase. And if you think about White House Black Market’s heritage and kind of their sweet spot, it really is that. And so, as we’ve reintroduced additional SKUs and put more focus on that piece of our business, we’re starting to see that come through.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And probably one just to add on to that, one of the other points that I think is really key as we continue to move forward and look towards the longer term, we have made some transitions within the company to continue to buffet the team there. So, we do have a new head of design, and we have a more seasoned merchant team. So, they are continuing to look at how we continue to refine the White House Black Market line to continue to get back to being in line with what that brand is known for.

Operator: And today’s next question comes from Simeon Siegel with Nomura/Instinet. Please go ahead.

<Q – Julie Kim – Nomura Securities>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Could you just give more color on promotional levels you saw in the quarter by concept and any color on expectations of the holiday? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Julie. So, if you look back on the third quarter – and this has been an ongoing focus area for us. We have very much been working through what an optimal promotional cadence is for us. As we manage our inventories, we are able to control those promotions ever more and make sure that they’re the most effective promotions for where we are at in the quarter. And I think you saw that as we go through the third quarter, we did have the impact of hurricanes coming through, which clearly had an impact to our overall sales volumes, and yet we’re able to tweak those promotions to work with our inventory flows and still end up with merchandise margins up for the quarter, which is a big accomplishment. As we look into the fourth quarter, we continue to see opportunities. We have studied last year and learned from what worked and what didn’t, and by looking at that, by managing our inventories tightly, it really puts us in a position to continue to expand that merchandise margin and to leave us in a good spot as we go into the quarter.

Operator: And today’s next question comes from Brian Tunick of Royal Bank of Canada. Please go ahead.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Yes. Hi. Good morning. This is Kate Fitzsimons on for Brian. Thanks for taking our questions. I guess, I wanted to dig into the direct performance a little bit in the quarter. Have you guys been able to parse out maybe the hurricane impact in that channel and just between also the change in e-mail marketing that you did in the quarter? And then I just wanted to confirm, did the channel actually return to positive in October? And what are your expectations here into 4Q and just any e-mail marketing adjustments we might expect? And then just a quick follow-up on White House Black Market. It sounds like you have some change in design talent there. When should we think about her impact more fully onto assortments, partially here in 4Q or more so next year? Just some timing would be helpful. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks for the questions, Kate. So, in terms of direct business, one of the things that we very much been focused on over time is continuing to blur that line between direct and stores. And as we look to do more things around treating the stores as a sales center, as a distribution center, and a returns center, it gets more and more challenging to just look at purely one channel or another intentionally. So, it does get difficult to parse out individual impacts to individual channels. That being said, that means that our direct channel does tend to move in concert with how our stores are doing. So, when we talk about an impact from the hurricanes to stores, that was really a consistent impact that went across our business.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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When you talk about marketing. So, with marketing, one of the things that we’ve looked to do is to continue to optimize our marketing. Now, a part of that is learning as we go along. And as we’ve looked to optimize our cadence of that marketing to really address where our customer is looking for us, we have learnings, and there are some things that go exactly as planned that our data shows us, and then there are some things that we learn from. And this quarter was certainly one of learning. We saw in certain instances things that were not generating the response that we expected, and we moved quickly to go back and return to a more normalized cadence and then also to continue testing things that we believe will provide upside in the future.

<A – Shelley Broader – Chico’s FAS, Inc.>: I mean, as we’ve moved and as everyone has continued to move towards digital, it’s a learning opportunity. And in this case, there was the outside hurricane and the inside hurricane. And we made significant changes to what we thought was ineffective or inefficient digital marketing spend while we increased actually in some other areas. And the nice part about it was the clearness of the outcome. I mean, as soon as we returned some of those properties back into the rotation, we immediately saw the change. And so, that also allows us to implement those learnings into the other two brands as well.

Operator: [Operator Instructions] Today’s next question comes from Janet Kloppenburg of JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Hi, everybody. Todd, I was wondering if you could talk a little bit more about the inventories. I know you said you’re comfortable with them, but it feels like they’re a little bit high given the comp guidance and given where White House Black Market is – what their trends look like in the third quarter. And I appreciate the fact that things improved as the quarter progressed. But I was just wondering if you could talk a little bit more about that and elaborate on your comfort level there and on the mid-single – on the flat guidance, I think you said for the end of the year. And just also, Shelley, if you could talk a little bit about analytics with respect to White House Black Market and what you’re seeing there in terms of customer perception on pricing and value. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Janet. And I’ll start with the inventory question. So, as we do go into the fourth quarter, we are managing our receipts below our overall sales level, which does give us opportunities. That’s why you heard about the upside in merchandise margin as we go through the quarter. As we move towards the 53rd week next year, that will cause some comparison issues as we look to compare to weeks that don’t necessarily line up last year.

We do have a couple of large deliveries where we receive inventories. These are transitioning into our main spring deliveries where we receive large chunks of inventory in what would have historically been the first week of the following fiscal year. Given the shift to the 53rd week, that means those receipts happen to hit in the 2017 fiscal year. And so, it does cause that comparison to look different than maybe how our true apples-to-apples inventory will look. What I can tell you is, on an apples-to-apples basis, we are looking for our inventory to be down in line with our sales and are confident that we are headed towards that goal.

<A – Shelley Broader – Chico’s FAS, Inc.>: In reference to White House Black Market and price and value, as we talked to customers and watched her purchase and continued to work on our promotional cycle, we really had a miss on the fashion side of the business more than we certainly had a miss on the pricing and value side of the business. We really had a trend miss there. And as we continued to promote the products, we were able to clear through. But we don’t think the issue there was a pricing and value issue. We had a fashion trend miss.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Operator: And today’s next question comes from Marni Shapiro of The Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, everybody. Best of luck for the holidays in case I forget.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<Q – Marni Shapiro – The Retail Tracker>: You talked about two things. The shift to digital marketing was of interest and, along those lines, I’m curious about some of your efforts. So, if you could just touch a little bit – you mentioned the shift to digital marketing at Chico’s, but if you can touch a little bit on the digital marketing and how successful it’s been at White House and Soma and what you’ve been focused on in their marketing. And then you have Find in Store, and I’m curious if your customer is using it and if you are moving into Reserve in Store as we hit 2018.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll just start with that and then I’ll turn it over to Todd. Our belief on the sort of future retailing, sort of three things that we firmly believe in is, obviously, digital is here to stay and personalization is really the key to success, and that even pure play online retailers are going to want a physical manifestation of their brand. And so, as we look at that digital spend, we look at how do we really leverage our physical assets and then leverage the fact that we have shared inventory and inventory visibility today.

And so, we’re utilizing our data as well as technology in store to be able to understand customers as they come in and as they shop with us online. We’re also building our sales force in a very omni way so that our sales associates both online and in-store are incented to work with our customers, our customers’ history, to continue to drive them into loyal consumers. And the more that we can sort of honor those three principles, that personalization is the key to success, that tying her physically to our store and digitally to our store, and the more that we can serve her anywhere she wants to be served, the more successful we’ve been.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Just to tag on to that, for digital marketing, you asked about in particular, that is something that is cutting across all of our brands. And I think you know, in the past, we’ve had a very heavy emphasis on television advertising. As we’ve done our analytics, we’ve seen that digital marketing just has a much better return on investment for us. And that has really been a transition that has happened over time. So you’re seeing us cut back on what I would call the more traditional marketing vehicles and into more productive digital vehicles. And the result of that is, even with some of our learnings this quarter, our overall marketing spend was actually 17% better than what we saw in the same quarter last year. So, lots of progress along marketing and the transition that, as Shelley mentioned, as we continue to study our data, we’ll continue to refine and move forward on.

In terms of our ability to fill store orders either through our distribution center or our stores, that’s actually a capability that we’ve had for a lot of years. And what we are doing with it now is really improving the fulfillment, ease of fulfillment, the ability to emphasize it to our customers and really leverage the use of things like iPads in stores where we can show customers that endless aisle. And so, even off of what is a good trend for locate sales, we’ve actually even improved that by another 10%. And going forward, that’s part of a larger project where we will be delivering buy online, pick up in store, buy online and ship from store, and a host of other technologies and distribution models that she is really looking for.

<A – Shelley Broader – Chico’s FAS, Inc.>: And part of the differentiation on all of our brands is that idea of most amazing personal service. And so, the idea that you can get what you want, when you want, wherever you want, or shop and have it still tied together to your same account, our customers have responded very well to that.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
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Operator: Thank you. At this time, I’d like to turn the conference back over to Miss Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communication. Please go ahead.

Julie Lorigan

Thank you, Rocco. And now, I just like to turn the call over to Shelley for some final comments.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you so much, Julie. I appreciate that. And in closing, thank you, everyone, for being on the call today and for your interest in Chico’s FAS.

And to summarize, given our company’s competitive advantage, we believe we are uniquely positioned for success in this ever-changing and volatile retail environment. Specifically, we have three powerful and differentiated brands. We have an enviable and loyal customer base. We have a strong and balanced omni-channel presence. We have industry-leading customer data and a powerfully unique selling proposition. So, together with the continued focus on operational and financial improvements to our business, we can be real winners.

So, Happy Thanksgiving, everyone, and have a great day.

Operator: Thank you. This concludes today’s conference, and we thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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Chico's FAS, Inc.	CHS	Q3 2017 Earnings Call	Nov. 21, 2017
Company▲	Ticker▲	Event Type▲	Date▲

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